Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Celeste Duncan (212) 477-9007
(610) 941-5675	Sam Brown Inc. (Media Inquiries)
www.genaera.com	Mike Beyer (773) 463-4211; beyer@sambrown.com

GENAERA CORPORATION ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Plymouth Meeting, PA — November 9, 2006 — Genaera Corporation (NASDAQ: GENR) today announced its financial results for the three and nine months ended September 30, 2006. The net loss for the three months ended September 30, 2006 was $4.5 million, or $(0.04) per share basic and diluted, as compared to a net loss of $7.5 million, or $(0.13) per share basic and diluted, for the three months ended September 30, 2005. The net loss for the nine months ended September 30, 2006 was $17.6 million, or $(0.22) per share basic and diluted, as compared to a net loss of $18.5 million, or $(0.32) per share basic and diluted, for the nine months ended September 30, 2005.

Genaera’s research and development expenses for the three- and nine-month periods ended September 30, 2006 were $3.9 million and $14.6 million, respectively, compared to $6.5 million and $15.8 million, respectively, for the same periods in 2005. The decrease in the three-month and nine-month periods ended September 30, 2006 as compared to the same periods in 2005 was primarily due to a decrease in clinical trial expenses related to EVIZON™ (squalamine lactate) for the treatment of wet age-related macular degeneration (AMD) as a result of the conclusion of two Phase II studies and the reduced level of activity in the Phase III program during 2006. The decrease was partially offset by an increase in indirect expenses as a result of recognizing additional share-based compensation expense pursuant to the adoption of SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”).

Genaera’s general and administrative expenses for the three- and nine-month periods ended September 30, 2006 were $1.4 million and $4.5 million, respectively, compared to $1.2 million and $3.6 million, respectively, for the same periods in 2005. The increase was due primarily to increased indirect expenses as a result of recognizing additional share-based compensation expense pursuant to the adoption of SFAS 123R.

The Company’s cash, cash equivalents and short-term investment balance was $37.7 million at September 30, 2006 and $44.5 million at June 30, 2006. The change in the cash balance included a charge of approximately $1.5 million related to fees from the June 2006 registered direct offering.

“In the third quarter, we continued our work to answer important questions about optimal dosing for EVIZON and moved closer to filing an Investigational New Drug application for trodusquemine in obesity,” said Jack Armstrong, President and Chief Executive Officer of Genaera Corporation. “Our shareholders also voted in October to give our Board the authority to adjust our capital structure. This gives us the flexibility to adapt to financial market conditions while maintaining our focus on advancing our development programs.”

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has products in development for the treatment of eye disease, cancer, respiratory disorders and metabolic syndrome. EVIZON™ (squalamine lactate) is Genaera’s lead product in development for ophthalmic indications, specifically wet age-related macular degeneration (AMD). Genaera’s other programs include squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease; and trodusquemine (MSI-1436) for the treatment of obesity.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding preliminary results, future clinical development plans and prospects for Genaera’s programs, including EVIZON™ (squalamine lactate), squalamine, LOMUCIN™, IL-9 antibody and trodusquemine (MSI-1436). You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “expect,” “continue,” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including EVIZON™, squalamine, LOMUCIN™, IL-9 antibody and trodusquemine (MSI-1436) may be delayed or not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$119	$14	$364	$404

Costs and expenses
Research and development	3,863	6,541	14,613	15,755
General and administrative	1,389	1,176	4,491	3,639

	5,252	7,717	19,104	19,394

Loss from operations	(5,133)	(7,703)	(18,740)	(18,990)

Interest income	635	177	1,121	478

Net loss	$(4,498)	$(7,526)	$(17,619)	$(18,512)

Net loss per share - basic and diluted	$(0.04)	$(0.13)	$(0.22)	$(0.32)

Weighted average shares outstanding - basic and diluted	104,578	59,210	81,165	57,851

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2006	December 31, 2005
Cash, cash equivalents and investments	$37,736	$32,215
Prepaid expenses and other current assets	1,069	892
Fixed assets, net	853	848
Other assets	56	56

Total assets	$39,714	$34,011

Current liabilities	$3,887	$5,946
Long-term liabilities	1,756	1,781
Stockholders’ equity	34,071	26,284

Total liabilities and stockholders’ equity	$39,714	$34,011